Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 23, 2011

Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated May 23, 2011

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[GRAPHIC OMITTED]      PowerShares DB 3x Long US Dollar Index Futures ETN (UUPT)
                       PowerShares DB 3x Short US Dollar Index Futures ETN (UDNT)

ETN AND Index data as of May 13, 2011
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Description
The PowerShares DB 3x Long US Dollar Index Futures Exchange Traded Notes (UUPT)
and PowerShares DB 3x Short US Dollar Index Futures Exchange Traded Notes
(UDNT) (collectively, the "PowerShares DB US Dollar Futures ETNs," or the
"ETNs") are the []rst exchange-traded products to provide investors with leveraged exposure to a U.S. dollar futures index.

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The PowerShares DB US Dollar Futures ETNs are based on the Deutsche Bank Long
U.S. Dollar Index([R]) (USDX) Futures Index -- Excess Return(TM) (the "USDX
Futures Index"), which is intended to measure the performance of a long investment in US Dollar Index Futures, as described below.

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                                                          Since           Since
                                                          USDX            USDX
                                                          Futures         Futures
ETN Performance AND Index History (%)1                    Index           ETN
                                         1 Year   3 Year  Publication     Inception

 ETN Performance
   3x Long US Dollar Index Futures           --       --          --            --
   3x Short US Dollar Index Futures          --       --          --            --

 Index History
   USDX Futures Index                    -11.99    -0.83       -3.60            --

 Comparative Indexes2
   SandP 500                              16.20     0.63        1.02            --
   Barclays Capital U.S. Aggregate         5.72     5.91        5.99            --
------------------------------------------------------------------------------------
Source: Invesco PowerShares, Bloomberg L.P.

PowerShares DB US Dollar Futures ETN AND Index Data

Ticker symbols
3x Long US Dollar Index Futures                UUPT
3x Short US Dollar Index Futures               UDNT

Intraday indicative value symbols
3x Long US Dollar Index Futures              UUPTIV
3x Short US Dollar Index Futures             UDNTIV

CUSIP symbols
3x Long US Dollar Index Futures           25154P873
3x Short US Dollar Index Futures          25154P881

Details
ETN price at inception                       $20.00
Inception date                            5/23/2011
Maturity date                             6/30/2031
Yearly investor fee                           0.95%
Leverage reset frequency                    Monthly
Listing exchange                          NYSE Arca
DB Long U.S. Dollar Index Futures Index      USDUPX

Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

(1) ETN performance []gures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN performance is based on a combination of three times the monthly returns for the 3x Long US Dollar Index
Futures ETNs, or three times the inverse monthly returns for the 3x Short US
Dollar Index Futures ETNs, from the USDX Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the "TBill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The TBill Index is intended to approximate the returns from investing in 3-month United States
Treasury bills on a rolling basis.

 Index history is for illustrative purposes only and does not represent actual
PowerShares DB US Dollar Futures ETN performance. The inception date of the
USDX Futures Index is Nov. 22, 2006. Index history does not re[]ect any transaction costs or expenses. The index is unmanaged, and you cannot invest directly in the index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

 (2) The SANDP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a speci[]ed group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, []xed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617

                            ----------------------------------------------------
                            UUPT PowerShares DB 3x Long US Dollar Index Futures ETN
                            UDNT PowerShares DB 3x Short US Dollar Index Futures ETN

Index data as of May 13, 2011
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Volatility (%)(1)
                                      USDX Futures Index
Since Index Publication                             9.39
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Historical Correlation(1,2)
Since Index Publication
                                      USDX Futures Index
SANDP 500                                          -0.21
Barclays Capital U.S.
  Aggregate                                        -0.09
--------------------------------------------------------
Index Performance (%)(1)
                                      USDX Futures Index
Since Index Publication                           -3.60

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PowerShares DB US Dollar Futures ETNs
The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of an underlying index (the "Index") obtained by combining three times the returns for the 3x
Long US Dollar Index Futures ETNs, or three times the inverse returns for the
3x Short US Dollar Index Futures ETNs, whether positive or negative, on the
Deutsche Bank Long U.S. Dollar Index([R]) (USDX) Futures Index -- Excess
Return(TM), with returns on the DB 3-Month T-Bill Index, less the investor fees.

The DB Long U.S. Dollar Index([R]) (USDX) Futures Index seeks to measure the performance of a long position in the US Dollar Index Futures. The underlying assets of the US Dollar Index Futures are futures contracts traded on the ICE
Futures U.S., Inc. whose underlying asset is the USDX([R]), which measures the performance of the U.S. dollar against a weighted basket of six major world currencies: the Euro, Japanese Yen, British Pound, Canadian Dollar, Swedish
Krona and Swiss Franc (the "Index Currencies"). The price of US Dollar Index
Futures are set by the market and re[]ect the foreign exchange futures prices for the underlying Index Currencies which in turn depend on the current exchange rates for the Index Currencies and the interest rate differential between the U.S. dollar and the underlying Index Currencies. As such, increases in the USDX Futures Index generally re[]ect a strengthening of the U.S. dollar compared to the Index Currencies and declines generally re[]ect a weakening of the U.S. dollar compared to the Index Currencies.

Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the Index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time. Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.
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Bene[]ts AND Risks of PowerShares DB US Dollar Futures ETNs

Deutsche Bank AG, London Branch has []led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents []led by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/ notes or EDGAR on the SEC website at
www.sec. gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations
Each security offers investors exposure to the month-over-month performance of its respective Index measured from the []rst calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The PowerShares DB US Dollar Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged or inverse investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the Index or index components because the current principal amount of the ETNs is reset each month, resulting in the compounding of monthly returns. The principal amount of the ETNs is also subject to the monthly application of the investor fee, which adversely affects returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Signi[]cant adverse monthly performances for your ETNs may not be offset by any bene[]cial monthly performances.

[C] 20102011 Invesco PowerShares Capital Management LLC

Bene[]ts                                       Risks
[] Leveraged long or short notes               [] Non-principal  protected
[] Relatively low cost                         [] Leveraged losses
[] Intraday access                             [] Subject to an investor fee
[] Exchange traded                             [] Limitations on redemption
                                               [] Concentrated exposure
                                               [] Credit risk of the issuer
                                               [] Issuer call right

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and any payment to be made on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversi[]cation, uncertain principal repayment, trade price []uctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant Index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as speci[]ed in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to U.S. Dollar Index Futures contracts.
The market value of the ETNs may be inluenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco
PowerShares Capital Management LLC. Invesco
PowerShares Capital Management LLC is an indirect,
wholly owned subsidiary of Invesco Ltd.
An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors"
in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

P-USDX-ETN-PC-1 05/11

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617